UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2015

Superconductor Technologies Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21074	77-0158076
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

9101 Wall Street, Suite 1300, Austin, TX	78754
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-8900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 30, 2015, Superconductor Technologies Inc. (the "Company") received a letter from the Listing Qualifications Department of the Nasdaq Stock Market notifying the Company that the minimum bid price per share for its common stock fell below $1.00 for a period of 30 consecutive business days and that therefore the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).

The letter also states that the Company will be provided 180 calendar days, or until April 27, 2016, to regain compliance with the minimum bid price requirement. In accordance with Rule 5810(c)(3)(A), the Company can regain compliance if at any time during the 180-day period the closing bid price of the Company's common stock is at least $1.00 for a minimum of 10 consecutive business days. If by April 27, 2016, the Company cannot demonstrate compliance with the Rule 5550(a)(2), it may be eligible for additional time. To qualify for additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If the Company is not eligible for the second compliance period, then the Nasdaq Staff will provide notice that the Company's securities will be subject to delisting. At such time, the Company may appeal the delisting determination to a Hearings Panel.

We intend to monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Superconductor Technologies Inc.

Dated: November 2, 2015	By:	/s/ WILLIAM J. BUCHANAN
William J. Buchanan
Vice President and Chief Financial Officer